Exhibit 5.1

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September 25, 2017

Hamilton Beach Brands Holding Company

4421 Waterfront Dr.

Glen Allen, VA 23060

Re:	Registration Statement on Form S-1, as amended (No. 333-220066), Relating to the Registration of 6,836,716 shares of Class A common stock, par value $0.01 per share (the “Class A Common”), and 6,836,716 shares of Class B common stock, par value $0.01 per share (the “Class B Common”, together with the Class A Common collectively, the “Shares”), of Hamilton Beach Brands Holding Company.

Ladies and Gentlemen:

We are acting as counsel for Hamilton Beach Brands Holding Company, a Delaware corporation (the “Company”), in connection with the distribution by NACCO Industries, Inc. (“NACCO”) to its stockholders of one share of Class A Common and one share of Class B Common of the Company for each outstanding share of Class A common stock, par value $1.00 per share, and Class B common stock, par value $1.00 per share, of NACCO, pursuant to the terms and conditions of the Separation Agreement (the “Separation Agreement”) to be entered into by and among the Company and NACCO.

We have examined and relied, to the extent we deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, documents and records which we have deemed relevant and necessary for the purposes of the opinion expressed herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

Based on the foregoing, we advise you that, in our opinion, all corporate proceedings necessary for the authorization, issuance and delivery of the Shares have been duly taken and, when issued and delivered pursuant to the terms and conditions of the Separation Agreement, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

U.S. practice conducted through McDermott Will & Emery LLP.

444 West Lake Street Suite 4000 Chicago Illinois 60606-0029 Telephone: +1 312 372 2000 Facsimile: +1 312 984 7700 www.mwe.com

September 25, 2017

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1, as amended (No. 333-220066) (the “Registration Statement”) and we consent to the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP

MCDERMOTT WILL & EMERY LLP